Exhibit 10.1

FHLBank San Francisco

2010 AUDIT EXECUTIVE INCENTIVE PLAN

PLAN PURPOSE

To optimize individual and Audit Department performance in accomplishing Audit Committee approved goals and objectives.

PLAN OBJECTIVES

To motivate the Bank’s Audit Department senior executive to exceed individual and Audit Department goals, which support the overall audit plan. To attract and retain an outstanding executive by providing a competitive total compensation program, including annual incentive award opportunity.

ELIGIBILITY

Participant is a Bank senior executive whose performance has a major impact on the Audit Department’s success. The 2010 participant is the incumbent in the Audit Department’s executive officer position:

Senior Vice President, Director of Internal Audit

A Participant must be employed by the Bank through December 31st to be eligible for an incentive award under the 2010 plan. A participant hired, promoted, or who has a leave of absence during the plan year is eligible to participate on a pro-rata basis. A participant hired or promoted on or after October 1st will not be eligible to participate during the current plan year.

INCENTIVE GOALS AND MEASURES

Incentive Goals

There are individual goals and Audit Department goals, which are weighted. The individual goals support the Audit Department goals and objectives and are assessed by the Audit Committee.

The Audit Department senior executive goals for 2010 are:

1.	Execute the 2010 Audit Plan and modify as appropriate after consultation and approval of Audit Committee.

2.	Transition the Audit Department to plan and execute the Information Systems and Capital Markets audits utilizing outside resources.

3.	Provide leadership to the Bank’s System Internal Audit RFP Committee.

An outline of the Audit Department and individual goal weights and measures are attached as Exhibit A.

Incentive Goal Achievement Measures

The plan rewards levels of goal achievement, as follows:

Achievement Level	Measure Definition

200% of target	The most optimistic achievement level that far exceeds levels from expected performance.

150% of target	An optimistic achievement level that exceeds levels from expected performance.

Target (100%)	Performance that is expected under the Plan.

Threshold (75% of target)	Minimum level of performance that must be achieved for awards to be paid.

The percentages above represent aggregated achievement levels, not percentages of base pay.

INCENTIVE AWARD POOL

The Audit Committee of the Board of Directors approves an incentive award pool for the Bank’s senior audit executive officer at the beginning of the annual plan period. Portions of this pool may be allocated by the Audit Committee to the plan participant at the end of the plan period based upon the overall goal achievement levels. The Audit Committee and the Board of Directors have full discretion to modify any and all incentive payments.

AWARD DETERMINATION

Awards will be based on success in achieving individual and Audit Department goals. At yearend, accomplishments will be assessed, and a percentage of achievement will be determined for each goal. Any award determination will be at the discretion of the Audit Committee and Board of Directors.

Percentage of Achievement Scale	Achievement Levels
0% - 200%	200%	= Far Exceeds Target
	150%	= Exceeds Target
	100%	= Target
	75-99%	= Threshold

For each goal, the percentage of achievement will be multiplied by the applicable goal weights. Each weighted achievement will then be added to determine the total weighted achievement. The basis for award opportunity is total weighted achievement. Performance from 75-99% (threshold level) is below the target achievement level and, therefore, may result in an award less than one granted for achieving target. Performance below the threshold achievement level normally will not result in an incentive award. The Audit Committee and Board of Directors have full discretion to modify any and all incentive payments.

APPROVAL OF INCENTIVE AWARDS

All incentive awards must be approved by the Audit Committee and Board of Directors prior to payment. The Audit Committee and Board of Directors have the discretion to approve awards for achievement below 75% total weighted achievement. Award recommendations will be considered by the Audit Committee and Board of Directors at the January 2011 Board meeting or as soon thereafter as reasonably practicable.

PLAN ADMINISTRATION AND IMPLEMENTATION

The Audit Committee is responsible for overseeing the administration and interpretation of the Plan.

Payments under this plan are subject to approval by the Audit Committee and Board of Directors. Any awards will be distributed as soon as administratively possible following the effective date of Audit Committee and Board approval. All compensation and incentive plans are subject to review and revision at the Bank’s discretion. Such plans are reviewed regularly to ensure they are competitive and equitable. Audit Department Executive Officer compensation and benefit programs are subject to Federal Housing Finance Agency (the “Agency”) review and oversight, and payments made under such programs may be subject to the Agency’s approval under applicable laws and regulations in effect from time to time.